Business Program
Colorado Secretary of State
1700 Broadway, Ste. 550 Denver, CO 80290
Phone: 303-894-2200 Fax: 303-869-4864
Email: Business@coloradosos.gov Website: www.coloradosos.gov

Statement of Correction Revoking a Filed Document

Filed pursuant to § 7-90-305 of the Colorado Revised Statutes (C.R.S.)

This form must be typed. Documents may be submitted by mail or dropped off at our office along with payment.

Document processing fee: $150.00

Section 1 – Colorado Secretary of State ID Number

ID Number:

20171200005

Section 2 – Entity name or true name

The entity name or true name is:

Venu Holding Corporation

Section 3 – The document number of the filed document being revoked

The document number of the filed document being revoked is:

20251720446

Section 4 – Adopt one of the following statements

Adopt one of the following statements by marking the box:

☐ The filed document states a delayed effective date that is not yet effective and is revoked pursuant to section 7-90-304 (3), C.R.S.

OR

☒ The filed document is revoked because it was delivered to the Secretary of State for filing in error.

Section 5 – Additional information

If applicable, adopt the following statement by marking the box and include an attachment:

☐ **This document contains additional information as provided by law.**

Section 6 – Delayed effective date (if applicable)

The delayed effective date and/or time (mm/dd/yyyy hour:minute am/pm) of this document is (if applicable):

Caution: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. If you don't enter a specific time, the filing will take effect at 11:59 PM. Times are MST/MDT.

Section 7 – Notice of perjury

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

Section 8 – Filer's information

The true name and mailing address of the individual causing the document to be delivered for filing are:

Last name	First name	Middle	Suffix
Roth	JW		

Address 1: 1755 Telstar Dr Ste 501

Address 2:

City	State	ZIP code
Colorado Springs	CO	80920

Province (if applicable)	Country
	USA

If the following statement applies, adopt the statement by marking the box and include an attachment:

☐ **This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.**

Section 9 – Disclaimer

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet.

Questions should be addressed to the user's legal, business or tax advisor(s).